April 14, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

To the Commission:

With respect to the filing on Form 8-K/A on April 14, 2006 by Image Innovations Holdings Inc. (the “Registrant”) (Commission File # 0-50119) (the “filing”), Goldstein Golub Kessler LLP states that it disagrees with the statements made by the Registrant in the filing to the extent that those statements disagree with the statements in our corrected resignation letter dated March 26, 2006. Our corrected resignation letter is attached to the filing as an Exhibit in Item 9.01 and incorporated by reference in Item 4.01.

Respectfully submitted,

Goldstein Golub Kessler  LLP